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                                                                   EXHIBIT 10.22

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                            SAFEGUARD DELAWARE, INC.

                           LOAN AND SECURITY AGREEMENT

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         This LOAN AND SECURITY AGREEMENT is entered into as of November 21,
2001, by and between COMERICA BANK-CALIFORNIA ("Bank") and SAFEGUARD DELAWARE, INC. ("Borrower").

                                    RECITALS

         Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                    AGREEMENT

         The parties agree as follows:

         1. DEFINITIONS AND CONSTRUCTION.

                  1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                           "Affiliate" means, with respect to any Person, any
Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                           "Bank Expenses" means all: reasonable costs or
expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

                           "Borrower's Books" means all of Borrower's books and
records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                           "Business Day" means any day that is not a Saturday,
Sunday, or other day on which banks in the State of California are authorized or required to close.

                           "Closing Date" means the date of this Agreement.

                           "Code" means the California Uniform Commercial Code.

                           "Collateral" has the meaning assigned in Section 4.1.

                           "Contingent Obligation" means, as applied to any
Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.


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                           "Credit Extension" means each Letter of Credit issued
by Bank for the benefit of Borrower hereunder.

                           "Daily Balance" means the amount of the Obligations
owed at the end of a given day.

                           "Event of Default" has the meaning assigned in
Article 8.

                           "GAAP" means generally accepted accounting principles
as in effect from time to time.

                           "Indebtedness" means (a) all indebtedness for
borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                           "Insolvency Proceeding" means any proceeding
commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                           "Investment" means any beneficial ownership of
(including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                           "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                           "Lien" means any mortgage, lien, deed of trust,
charge, pledge, security interest or other encumbrance.

                           "Loan Documents" means, collectively, this Agreement,
any letter of credit application executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

                           "Material Adverse Effect" means a material adverse
effect on (i) the business operations or condition (financial or otherwise) of the Borrower, taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

                           "Obligations" means all debt, principal, interest,
Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                           "Periodic Payments" means all installments or similar
recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

                           "Person" means any individual, sole proprietorship,
partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                           "Portfolio Company" or "Portfolio Companies" means
Persons in which Borrower has made and retains Investments in accordance with the Certificate of Incorporations.

                           "Portfolio Fund" or "Portfolio Funds" means limited
partnerships or limited liability companies in which Borrower is a member or limited partner.


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                           "Prime Rate" means the variable rate of interest, per
annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                           "Responsible Officer" means each of the individuals
or officers of each of the Borrower listed on Schedule 1 attached hereto (as the same may be modified from time to time).

                           "Revolving Facility" means the facility under which
Borrower may request Bank to issue Letters of Credit, as specified in Section
2.1 hereof.

                           "Revolving Line" means aggregate Credit Extensions of
up to Ten Million Dollars ($10,000,000).

                           "Revolving Maturity Date" means the day before the
first anniversary of the Closing Date.

                           "Schedule" means the schedule of exceptions attached
hereto.

                           "Subordinated Debt" means any debt incurred by
Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

                  1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

         2. LOAN AND TERMS OF PAYMENT.

                  2.1 Letters of Credit

                           Borrower promise to pay to the order of Bank, in
lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower and/or Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                                    (i) Subject to the terms and conditions of
this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate outstanding face amount not to exceed the Revolving Line. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement (the "Application"), which Borrower hereby agrees to execute, including Bank's standard fee equal to 0.5% per annum of the face amount of each Letter of Credit. Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

                                    (ii) The obligation of Borrower to reimburse
Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank's gross negligence or willful misconduct.

                                    (iii) Borrower shall use the Letters of
Credit to support the business operations of Borrower and its Affiliates and obligations of the Portfolio Companies and Portfolio Funds.

                  2.2 Payments. Bank shall, at its option, charge all amounts due in connection with any Letter of Credit, all Bank Expenses, and all Periodic Payments against the Collateral and/or any of Borrower's deposit


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accounts. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

                  2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                  2.4 Fees. Borrower shall pay to Bank the following:

                           (a) Facility Fee. A fee equal to 0.25% per annum of
the difference between the Revolving Line and the average balance of all outstanding Letters of Credit, which fee shall be payable within 20 days of the last day of each fiscal quarter; provided that no such fee shall be charged for any period during which Borrower maintains in one or more accounts with Bank or its Affiliates at least $5,000,000 more than the face amount of the outstanding Letters of Credit; and

                           (b) Bank Expenses. On the Closing Date, all Bank
Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

                  2.5 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                           (a) subjects Bank to any tax with respect to payments
of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                           (b) imposes, modifies or deems applicable any deposit
insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                           (c) imposes upon Bank any other condition with
respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

                  2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations are outstanding. Borrower may terminate this Agreement at any time upon written notice to Bank and satisfaction of all outstanding obligations. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under


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this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. Borrower may at any time repay any amount outstanding hereunder and terminate this Agreement upon five (5) days' prior notice.

         3. CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT.

                  3.1 Conditions Precedent to Initial Letter of Credit. The obligation of Bank to issue the first Letter of Credit is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                           (a) this Agreement;

                           (b) a certificate of a Responsible Officer of
Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                           (c) financing statement (Form UCC-1);

                           (d) a copy of the Certificate of Incorporation of
Borrower, certified by the Delaware Secretary of State;

                           (e) an opinion of counsel to Borrower;

                           (f) payment of the fees and Bank Expenses then due
specified in Section 2.4 hereof; and

                           (g) such other documents, and completion of such
other matters, as Bank may reasonably deem necessary or appropriate.

                  3.2 Conditions Precedent to all Letters of Credit. The obligation of Bank to issue each Letter of Credit, including the initial Letter of Credit, is further subject to the following conditions:

                           (a) timely receipt by Bank of the Payment/Advance
Form as provided in Section 2.1

                           (b) Bank's receipt in pledge pursuant to this
Agreement of an amount not less than 105% of the face amount of the requested Letter of Credit; and

                           (c) the representations and warranties contained in
Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the date of issuance of each Letter of Credit as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such issuance. The issuance of each Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date of such issuance that the facts referred to in this Section 3.2 are accurate.

         4. CREATION OF SECURITY INTEREST.

                  4.1 Grant of Security Interest. Borrower shall maintain a deposit account with Bank, one or more certificates of deposit issued by Bank, or other mutually acceptable forms of property in an amount equal to or greater than 105 percent of the face amount of all outstanding Letters of Credit, including any drawn but unreimbursed Letters of Credit. Such property, together with all proceeds thereof, interest paid thereon, and substitutions therefor, and all accounts, securities, instruments, securities entitlements and financial assets arising out of any of the foregoing, including without limitation Account No. 1892018167, are the "Collateral". Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral, in order to secure prompt repayment of any and all Obligations. Borrower authorizes Bank to execute and/or file such documents, and take such actions, as Bank determines reasonable to perfect its security interest in


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the Collateral. Such security interest constitutes a valid, first priority security interest in the Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Upon maturity of the Collateral in accordance with its terms, or in the event the Collateral otherwise becomes payable during the term of this Agreement, such maturing Collateral may be presented for payment, exchange, or otherwise marketed by Bank on behalf of Borrower and the proceeds therefrom used to purchase a certificate of deposit issued by Bank in which Bank has a first priority security interest, provided that, as long as an Event of Default is not then continuing, Bank shall pay such proceeds to Borrower as long as the aggregate value of the Collateral that remains subject to Bank's first priority security interest is at least equal to 105% of the face amount of the outstanding Letters of Credit. Subject to the preceding sentence, Bank shall retain such successor collateral as Collateral securing the Obligations for so long as any Obligations are outstanding.

                  4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

         5. REPRESENTATIONS AND WARRANTIES.

                  Borrower represents and warrants as follows:

                  5.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of Delaware and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                  5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Certificate of Incorporation, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                  5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

                  5.4 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

                  5.5 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

                  5.6 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower that Bank has received fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                  5.7 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                  5.8 Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of


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purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

                  5.9 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower; and Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

                  5.10 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

                  5.11 Investment Accounts. Except as disclosed in writing to Bank, none of Borrower's property is maintained or invested with a Person other than Bank or an Affiliate of Bank.

                  5.12 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

                  5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

         6. AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

                  6.1 Good Standing. Borrower shall maintain its corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                  6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                  6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

                           (a) as soon as available, but in any event within 45
days of the end of each fiscal quarter, a copy of Form 10Q filed or required to be filed by Borrower;

                           (b) as soon as available, but in any event within 90
days of the end of each fiscal year, a copy of Form 10K fled or required to be filed by Borrower;


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                           (c) copies of all statements, reports and notices
sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt or to the Securities and Exchange Commission or any other department or agency of the United States;

                           (d) promptly upon receipt of notice thereof, a report
of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of One Million Dollars ($1,000,000) or more; and

                           (e) such other financial information as Bank may
reasonably request from time to time.

                  6.4 Taxes. Borrower shall make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                  6.5 Insurance. Borrower shall maintain insurance relating to Borrower's business in amounts and of a type that are customary to businesses similar to Borrower's. All such policies of insurance shall be in such form, with such companies and in such amounts as may be reasonably satisfactory to Bank.

                  6.6 Principal Depository. Within 90 days of the Closing Date, Borrower shall open and thereafter maintain its principal depository account with Bank.

         7. NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

                  7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer") all or any part of the Collateral.

                  7.2 Change in Business; Change in Control or Executive Office. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or change its state of incorporation.

                  7.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, other than Permitted Investments. Notwithstanding the foregoing, this Section 7.3 shall not apply to (i) transactions in which all outstanding Obligations are satisfied in full concurrent with the closing of that transaction, and any commitment by Bank to make any additional Credit Extensions is terminated, and (ii) cash investment into and acquisition of Portfolio Companies made in the ordinary course of Borrower's business. Notwithstanding the foregoing, Borrower's interests in any Portfolio Company shall not be deemed in violation of this Section 7.3.

                  7.4 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to the Collateral.

                  7.5 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.


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                  7.6 Compliance. Become an "investment company" or be
controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose; or fail to comply with, or violate any, law or regulation, which failure or violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

         8. EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an Event of Default under this Agreement:

                  8.1 Payment Default. If Borrower fails to pay, within five (5) Business Days of the date due, any of the Obligations hereunder;

                  8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;

                  8.3 Borrower Composition. If Borrower is dissolved or any action is taken to effect such dissolution;

                  8.4 Material Adverse Effect. If any circumstance occurs that could reasonably be expected to have a Material Adverse Effect;

                  8.5 Attachment. If any portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of the Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

                  8.6 Insolvency or Bankruptcy. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

                  8.7 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could have a Material Adverse Effect;

                  8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

                  8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

                  8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         9. BANK'S RIGHTS AND REMEDIES.

                  9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                           (a) Cease advancing money or extending credit to or
for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                           (b) Make such payments and do such acts as Bank
considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble any documents evidencing the Collateral if Bank so requires, and to make such documents available to Bank as Bank may designate;

                           (c) Set off and apply to the Obligations any and all
(i) Collateral, (ii) balances and deposits of Borrower held by Bank, or (iii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                           (d) Dispose of the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; and

                           (e) Any deficiency that exists after disposition of
the Collateral as provided above will be paid immediately by Borrower.

                  9.2 Right of Setoff; Deposit Accounts. Upon and after the occurrence of any Event of Default, Bank is hereby authorized by Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

                  9.3 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (b) dispose of any Collateral; (c) enforce Borrower's rights under the Partnership Agreement and otherwise against any Partners or other Persons, including the right to compel Partners to make capital contributions and otherwise to perform their obligations under the Partnership Agreement; and (d) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the

Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

                  9.4 Bank's Liability for Collateral. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral;
(b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

                  9.5 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                  9.6 Demand; Protest. Borrower waives demand, protest, notice of protest, dishonor, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

         10. NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to any Borrower:             Safeguard Delaware, Inc.
                                435 Devon Park Drive
                                Wayne, PA 19087
                                Attn:  Christopher J. Davis
                                FAX: (610) 975-4922

                                with a copy to:

                                Pepper Hamilton LLP
                                3000 Two Logan Square
                                Philadelphia, PA 19103
                                Attn:  Lisa R. Jacobs, Esquire
                                FAX: (215) 981-4750

If to Bank:                     Comerica Bank-California
                                333 West Santa Clara Street
                                San Jose, CA 95113
                                Attn:  Corporate Banking Center
                                FAX: (408) 451-8586

with a copy to:                 Comerica Bank-California
                                2420 Sand Hill Road, Suite 102
                                Menlo Park, CA 94025
                                Attn: Judith Erwin
                                FAX: (650) 233-3075

         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. A notice given to a party hereunder shall be effective regardless of whether a copy of such notice is given to any other Person.

         11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Borrower and Bank hereby submit to the jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California for purposes of this Agreement. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12. GENERAL PROVISIONS.

                  12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

                  12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                  12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

                  12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

                  12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                  12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

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                                       13

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                      SAFEGUARD DELAWARE, INC.


                                      By: /s/ Christopher Davis
                                         ---------------------------------------
                                      Title: Vice President


                                      COMERICA BANK-CALIFORNIA


                                      By: /s/ Elizabeth Beier
                                         ---------------------------------------
                                      Title: Assistant Vice President


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